Exhibit 3.50

State of Delaware Secretary of State Division of Corporations Delivered 11:27 AM 03/25/2008 FILED 11:00 AM 03/25/2008 SRV 080351142 — 3239777 FILE
Certificate of Amendment to Certificate of Formation
of
WORLDSPAN DIGITAL HOLDINGS, LLC
It is hereby certified that:
          1. The name of the limited liability company (hereinafter called the “limited liability company”) is:
WORLDSPAN DIGITAL HOLDINGS, LLC
          2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:
“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”
Executed on March 19, 2008

/s/ Rochelle J. Boas
Name:	Rochelle J. Boas
Title:	Authorized Person

CERTIFICATE OF FORMATION
OF
WORLDSPAN Digital Holdings, LLC
     1. The name of the limited liabiltiy company is WORLDSPAN Digital Holdings, LLC.
     2 The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 6 day of June, 2000.

/s/ David G. Thunhorst
David G. Thunhorst, Organizer